Exhibit 99.1

CORPORATE OFFICE

1100 Cassatt Road P.O. Box 1764, Berwyn, PA 19312-1177

Contact: William J. Burke (610) 889-5249

AMETEK ACQUIRES ATLAS MATERIAL TESTING TECHNOLOGY

Highly Differentiated Weathering Test Solutions Provider
Strengthens AMETEK’s Position in Materials Test and Measurement

Paoli, PA, November 09, 2010 — AMETEK, Inc. (NYSE: AME) today announced that it has acquired Atlas Material Testing Technology LLC, the world’s leading provider of weathering test instruments and related testing and consulting services, from Industrial Growth Partners for approximately $159 million in cash.

Atlas is headquartered in Chicago with additional manufacturing operations in Germany and a network of outdoor and laboratory testing facilities around the globe. It has expected 2011 sales of approximately $85 million.

Atlas’ products include weather exposure test systems, corrosion-testing instruments, specialty lighting systems, and large-scale weathering test chambers. In addition, Atlas offers indoor laboratory and outdoor testing services, photovoltaic and solar testing, and consulting. Its customers include testing laboratories and leading aerospace, paint, coating, polymer, plastic, solar/photovoltaic, pharmaceutical, LED and automotive manufacturers.

Atlas’ products and services are used by their customers in both new product development and quality assurance applications, to assess product performance, reliability and compliance with industry standards and specifications. These instruments test the effects of weathering by simulating exposure to sunlight, temperature, moisture and corrosion.

“Atlas is an excellent addition to AMETEK. It is the clear global leader in this niche market and enjoys an excellent reputation with its customers and international standards setting organizations. Atlas provides us with another growth platform in the highly attractive materials testing equipment market and broadens our presence in the fast-growing photovoltaic testing market,” notes Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

Atlas joins AMETEK as part of AMETEK Measurement & Calibration Technologies (M&CT), a division of AMETEK’s Electronic Instruments Group (EIG)—a recognized leader in advanced monitoring, testing, calibrating and display instruments with expected 2010 sales of approximately $1.3 billion.

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AMETEK ACQUIRES ATLAS MATERIAL TESTING TECHNOLOGY

AMETEK M&CT designs, manufactures and distributes material test instruments for a wide range of applications such as tensile, hardness and force testing, instruments for high accuracy temperature, pressure and signal calibration, and a suite of sensors for pressure, level, position and temperature. AMETEK M&CT serves a global and diverse customer base with manufacturing and engineering operations in the United States, Denmark and the United Kingdom , and a worldwide network of sales and service locations.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $2.5 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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